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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


MetroGolf Incorporated
(Formerly The Vintage Group USA, Ltd.)
Denver, Colorado


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 17, 1996 relating to the consolidated financial statements of MetroGolf Incorporated (formerly The Vintage Group USA, Ltd.) which is contained in that Prospectus, and of our report dated May 17, 1996 relating to the schedule, which is contained in
Part II of the Registration Statement.

We also consent to the reference to us under the captions "Selected Consolidated Financial Data" and "Experts" in the Prospectus.


BDO Seidman, LLP


Denver, Colorado
August 21, 1996